Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Douglas Sherk, (415) 896-6820	Sheryl Seapy
Jennifer Beugelmans, (415) 896-6820	(415) 272-2232

FOR IMMEDIATE RELEASE

PHARSIGHT REPORTS RECORD FISCAL YEAR PROFIT

First Profitable Fiscal Year Results in Basic EPS of $0.11 and Diluted EPS of $0.10

Revenue Grows 27% Year-Over-Year

Company Establishes Fiscal 2006 Guidance

MOUNTAIN VIEW, Calif., May 5, 2005 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic consulting designed to optimize clinical drug development, today announced financial results for its fourth quarter and full fiscal year 2005, ended March 31, 2005. For the fourth quarter, revenue was $6.0 million, an increase of 12% compared with revenue of $5.4 million in the fourth quarter of fiscal year 2004. Revenue for fiscal year 2005 was $22.6 million, an increase of 27% compared with revenue of $17.7 million in fiscal year 2004.

Net income for the fiscal fourth quarter of 2005 was $807,000 compared with net income of $308,000 for the same period in the prior fiscal year. Net income for fiscal year 2005 was $2.7 million compared with a net loss of $2.0 million for fiscal year 2004.

Net income attributable to common stockholders during the fiscal fourth quarter was $662,000 compared with $90,000 in the fourth quarter of the prior fiscal year. Basic and diluted earnings per share attributable to common stockholders were $0.03 compared with basic and diluted earnings per share of $0.00 in the fourth quarter of the prior fiscal year.

Net income attributable to common stockholders for fiscal year 2005 was $2.1 million and marked the Company’s first profitable year in its history. For fiscal year 2004, the Company reported a net loss attributable to common stockholders of $3.0 million. For fiscal 2005, basic earnings per share attributable to common stockholders were $0.11 and diluted earnings per share attributable to common stockholders were $0.10. This compares with a basic and diluted net loss per share attributable to common stockholders of $0.16 in fiscal 2004.

Gross margin improved year-over-year to 64% in the fourth quarter of fiscal 2005, compared with a gross margin of 60% for the fourth quarter of fiscal 2004. For the full fiscal year, gross margin also improved to 66% compared with 56% for fiscal 2004.

“During fiscal 2005, we made tremendous progress and achieved all of the goals that we identified to investors in the beginning of the year,” said Shawn M. O’Connor, president and chief executive officer. “As a result, we have achieved the first profitable year in Pharsight’s history and our second year of revenue growth of more than 25%. In addition, our gross margins for the full year improved dramatically, further illustrating our focus and ability to leverage our financial model. While these achievements are clearly a highlight of the year, we have also made progress in other tangible ways, including the release of our second enterprise software product, Drug Model Explorer™ Web Server (DMX™) and the expanded use of our software products and strategic consulting by pharmaceutical development thought leaders.

“We are also very pleased with our ability to achieve strong revenue and net income growth in both our software products and strategic consulting business units,” continued Mr. O’Connor. “We continued to add new customers, including leading biotechnology, biopharmaceutical and traditional pharmaceutical companies. We believe our success in expanding our customer base illustrates not only the growing demand for our proprietary software and services, but also the relevancy of modeling and simulation to the entire range of drug development companies and the mindshare that this methodology continues to gain within the industry.”

Fiscal 2005 Highlights

During fiscal 2005, Pharsight made significant progress in its software and strategic consulting business units by introducing several new products, initiating new engagements and projects, gaining new customers, and expanding its leadership team. Highlights of these accomplishments include:

Software

•	Successful launch of DMX and announcement of the first commercial customer

•	Pharsight’s Trial Simulator software was utilized by the Food and Drug Administration (FDA)

•	Pharsight® Knowledgebase Server™ (PKS™) installations were completed with several large customers including Wyeth and other top 10 pharmaceutical companies

•	Pharsight expanded its international customer base to include Altana Pharma, also demonstrating the applicability of its software to mid-size pharmaceutical companies

•	Inaugural PKS User Group Meeting, which was attended by 7 of the top 15 pharmaceutical companies

•	Improved software business unit gross margins to 84%

Strategic Consulting Services

•	Entered new consulting engagements with industry leading pharmaceutical development companies, including Sankyo Pharma, Inc., Gilead Sciences, Inc., Debiopharm, S.A., Galderma Research and Development, Inc., Salmedix, Inc., F. Hoffmann-La Roche, Cephalon, Inc. and Daiichi Medical Research, Inc.

•	Provided modeling and simulation support to the FDA

•	Contributed to the Critical Path Initiative by presenting strategic advantages of modeling and simulation methodology for the drug development process

•	Working with Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group, Pharsight consultants utilized proprietary modeling and simulation methodologies to assist in compound development

•	Improved utilization rates of the strategic consulting unit drove margins for the unit up to 45%

“With the many successes that we achieved in fiscal 2005, we believe that we are poised for further market penetration which we believe will position us well for future growth,” continued Mr. O’Connor. “During the past three years, we have worked diligently to implement a stringent turnaround strategy that would lead to profitability, while allowing us to develop significant new software products and new opportunities for growth. During fiscal 2005, we executed on this strategy and now look forward to implementing our growth strategy for the future. We have begun to expand our senior management team and make additional, scaleable investments in sales and marketing resources, product development initiatives and our technological infrastructure that will allow us to further leverage our capabilities to capitalize on emerging and growing opportunities. We are pleased with the progress and success we have achieved this year. We firmly believe that the demand for our products and services will continue to increase and that we are well positioned to benefit from these trends,” concluded Mr. O’Connor.

Cash & Liquidity

During the fourth fiscal quarter of fiscal 2005 and for the full fiscal year, Pharsight achieved positive net cash flow and increased its cash and cash equivalents position to $10.6 million at March 31, 2005 from $8.8 million reported at December 31, 2004, and the $10 million in cash and cash equivalents at March 31, 2004.

“For the full year we achieved positive net cash flow, which was in line with the guidance that we provided during the third quarter. In addition, we are pleased that we were also able to achieve all of the financial goals we provided as financial milestones at the beginning of this fiscal year. Our revenue growth of 27% was in-line with our expectations and due to our favorable mix of higher margin software revenue, our net income, which was 12% of revenue, exceeded our 5 to 10% estimate range,” said Cynthia Stephens, senior vice president and chief financial officer.

Guidance

“As we enter fiscal 2006, we are establishing new guidance for the full fiscal year,” continued Ms. Stephens. “For the fiscal year 2006 ending March 31, 2006, we expect revenues to grow between 20% and 25% compared with fiscal year 2005, and depending on revenue mix, net income is expected to be between 5 and 10% of total revenue.”

The net income guidance for fiscal 2006 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that over the long-term revenues and gross margin in its software business will continue to increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, May 6, 2005 at 10 a.m. Pacific Time to discuss the Company’s fiscal fourth quarter and full year 2005 results, outlook for fiscal year 2006 and current corporate developments. The dial-in number for the conference call is 800-218-0530 for domestic participants and 303-262-2140 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight on Friday, May 13, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use pass code 11028440#.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

Safe Harbor

The statements regarding opportunities to leverage our financial model, our market position, potential increases in our revenue, demand for our products and services, financial and product developments, expansion of our management team, investments in our technology infrastructure, customer base, market interest in our solutions, and revenue, gross margin and net income guidance for the fiscal year ending March 31, 2006 in this press release may be considered forward-looking statements. Actual releases of future versions of our software, including any new features and/or functionality that may be included therein, will be on a when-and-if available basis only, and whether any new version will actually be made available remains at the sole discretion of Pharsight. Pharsight is under no obligation whatsoever to release any new versions of its software at any time. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Company’s client base, to adopt the Company’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 14, 2005. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, Drug Model Explorer, DMS and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31		Twelve Months Ended March 31,
	2005	2004	2005	2004
Revenues:
License	$449	$1,328	$4,874	$3,833
Renewal	1,231	1,290	4,618	4,183
Maintenance	159	43	298	129
Services	4 ,186	2,742	12,803	9,585

Total revenues	6,025	5,403	22,593	17,730

Cost of revenues	2,155	2,158	7,761	7,793

Gross margin	3,870	3,245	14,832	9,937

Operating expenses:
Research and development	756	731	2,932	2,899
Sales and marketing	900	979	3,983	3,986
General and administrative	1,334	1,142	4,926	4,590
Amortization of deferred stock compensation	—	39	—	198

Total operating expenses	2,990	2,891	11,841	11,673

Income (loss) from operations	880	354	2,991	(1,736)

Other expense, net	(8)	(34)	(125)	(180)

Income (loss) before income taxes	872	320	2,866	(1,916)
Provision for income taxes	(65)	(12)	(133)	(81)

Net income (loss)	807	308	2,733	(1,997)
Preferred stock dividend	(145)	(218)	(610)	(654)
Deemed dividend to preferred stockholders	—	—	—	(339)

Net income (loss) attributable to common stockholders	$662	$90	$2,123	$(2,990)

Earnings per share attributable to common stockholders:
Basic	$0.03	$0.00	$0.11	$(0.16)

Diluted	$0.03	$0.00	$0.10	$(0.16)

Shares used to compute earnings per share attributable to common stockholders:
Basic	19,226	19,055	19,122	19,051

Diluted	28,953	21,125	28,434	19,051

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	March 31, 2004*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,579	$10,027
Accounts receivable, net	4,809	3,770
Other current assets	594	720

Total current assets	15,982	14,517

Property and equipment, net	604	495
Other assets	236	282

Total assets	$16,822	$15,294

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$862	$407
Accrued expenses	2,635	2,111
Deferred revenue	7,178	7,987
Current portion of notes payable and capital leases	1,975	1,930

Total current liabilities	12,650	12,435

Deferred revenue, long term	126	516
Capital leases and notes payable, less current portion	410	1,094
Redeemable convertible preferred stock	6,266	6,164
Stockholders’ deficit	(2,630)	(4,915)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,822	$15,294

*	Derived from the Company’s Audited Financial Statements as of March 31, 2004.